                                                          EXHIBIT (10)(iii)(A)39

September 7, 2001



Mr. John Polumbo

Dear John,

      This letter will confirm the terms and conditions of your transfer from Concert to AT&T Corp. (the "Company")

ASSUMPTION OF DUTIES: Effective on or about September 15, 2001 you will assume the position of Senior Vice President-International Ventures and Enterprise Marketing in the AT&T Business Services organization. You will report to David Dorman. Your work location will be San Francisco, California. It is agreed and understood that this assignment will require frequent travel to our headquarters in New Jersey, especially during the initial six to twelve months of the assignment.

BASE SALARY: Your initial base salary will be $395,200 per year. Specific salary treatment will be reviewed again in March 2002.

ANNUAL BONUS: The Annual Bonus for Senior Managers in the AT&T Business Services organization is currently based on financial measures of the unit's performance as well as other personal achievement measures. The 2001 target (not actual) Annual Bonus for your position will be 60% of your salary or $237,120 and will be prorated for your time on AT&T payroll during the performance year. AT&T cannot make any representations regarding the future format of the Annual Bonus or the size of individual awards.

2001 CONCERT BONUS: Your 2001 prorated Concert Annual Bonus based on your service at Concert in 2001 will be determined and payable at the time the AT&T 2001 Annual Bonus is payable in the first quarter of 2002.

AT&T LONG TERM INCENTIVES: You will be eligible to receive AT&T Long Term Incentives for the year 2001 and for future years to the extent that this plan is in place for Senior Managers at your level. Your target award for 2001 is 300% of base salary. Historically, the Long Term Incentive awards have been in the form of performance shares and stock options, and for 2001, the value of the award will be 70% in AT&T stock options and 30% in performance shares as described below.

      AT&T PERFORMANCE SHARES: Effective on the last trading day of the month of your transfer, you will receive a grant of 16,200 AT&T Performance Shares covering the 2001-2003 performance period (payout, if any, is in the first quarter of 2004).
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J. Polumbo

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            Assuming continued Company employment, payout of from 0% to 200% of such Performance Shares is made in the form of cash and AT&T shares at the end of the performance period based on a measures of AT&T financial performance as determined by the AT&T Board of Directors. The measures for 2001 will be AT&T Total Revenue and Total Net Income vs. Budget. The measures for 2002 and 2003 have yet to be determined.

            Dividend equivalents are paid quarterly on all undistributed Performance Shares.

      AT&T STOCK OPTIONS: For 2001 you will be granted options for 63,900 shares of AT&T Common Stock. These options will be granted on the last trading day of the month of your month of transfer (or on the last trading day of the month following your month of transfer in the event your date of transfer is after the 15th of the transfer month). For stock options granted under this paragraph the term of the stock option grant is ten years and the stock options will vest twenty-five percent (25%) annually beginning on the first anniversary of the date of grant. The stock option price of the grant shall be the fair market value of AT&T Common Stock on the date of grant.

As with the Annual Bonus, Long Term Incentives are closely linked with the Company's strategy to meet the challenges of an ever-changing marketplace. Accordingly, other than the initial grant, the Company cannot guarantee continuation of the Long Term Incentive Plan in its current format, nor can it guarantee annual grant levels to individual participants.

OTHER LONG TERM INCENTIVES: If AT&T Corp. issues a separate stock tracking the performance of AT&T Consumer Services ("Consumer Tracking Stock"), then, to the extent other similarly situated executives receive a special one-time equity grant in the Consumer Tracking Stock you will be provided an award which is consistent with awards provided other such executives.

CONCERT FOUNDERS GRANT AND LTIP RETENTION:

- Your Concert Founder's Grant of $593,000 will be payable by the last business day of February, 2002, contingent upon your continued Company employment through the payment date.

- Your Concert LTIP retention of $2,280,000 which was to be paid in cash in October, 2002, will be replaced by the following:

      - Restricted Shares: The Chairman will be asked to approve a special one-time award of 114,000 AT&T Restricted Shares which will vest 100% on December 31, 2002. These restricted shares will vest contingent upon continued Company employment (there are no performance criteria). Dividends are currently paid
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J. Polumbo

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            each quarter as part of the normal company dividend. The Restricted
            Share agreement prohibits certain activities which are detrimental to the Company, including but not limited to, employment with a competitor, raiding of Company employees and litigation against the Company, both during your employment and for twenty-four (24) months following the termination of your employment with the Company. Detrimental conduct either during your employment or within twenty-four (24) months thereafter will result in forfeiture of the entire Restricted Share grant.

SPECIAL INDIVIDUAL PENSION ARRANGEMENT: The Company will honor the terms and conditions of your Special Individual Pension Arrangement attached as Exhibit B to your June 17, 1999 employment agreement with AT&T/Concert (Attached herein as Exhibit A). Provided however, instead of vesting on 7/1/2004, such Special Individual Pension Arrangement will vest on the last day of the month which contains the six month anniversary of your date of transfer to AT&T under this letter agreement.

BENEFITS AND SPECIAL MID-CAREER BENEFITS: You will, of course, be eligible for the benefit programs available to all AT&T Senior Managers as indicated on Attachment A.

FINANCIAL COUNSELING: You will not be required to use one of three AT&T approved financial counseling firms; provided, however, all other terms of the financial counseling program applicable to AT&T Senior Managers will apply. AT&T will pay for financial counseling fees provide by your personal financial counselor during employment including income tax preparation and preparation of estate planning documents (wills and trusts). The fees will be imputed into your income and a tax allowance will be provided in accordance with the Company's financial counseling program.

CIC: In the event of a Change in Control (CIC) of the Company as defined in
Section 2(e) of the AT&T 1997 Long Term Incentive Program (LTIP), the vesting of equity awards awarded under this letter will be accelerated in accordance with
Section 11 of the LTIP and subject to all other terms of that Section. Provided, however, as approved by the AT&T Board of Directors, the consummation of all or any portion of the separation transactions announced by the Company on October 25, 2000 and November 15, 2000, or any actions, changes or other events that may occur in connection therewith, shall not constitute a Change in Control for purposes of equity granted in 2001. In the event of your termination of employment following a CIC, you will be treated under the terms and conditions applicable to other similarly situated Senior Managers as approved the Board of Directors on October 23, 2000.

STOCK OWNERSHIP REQUIREMENTS: You will be subject to an AT&T stock ownership target established by the Board of Directors for Senior Managers at your level, currently one times your base salary.

SEVERANCE BENEFIT: In the event of a Company initiated termination for other than Cause or as a result of Long Term Disability, you will be treated under the terms and conditions of the AT&T Senior Management Separation Plan or any successor plan or program which is applicable at such time, including the requirement that any benefits will
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J. Polumbo

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be conditioned upon your signing (and not revoking), within 30 days of your termination, a release and agreement not to sue the Company. Currently the AT&T Senior Management Separation Plan provides a severance payment of three (3) times base salary which is payable either in a lump sum or which may be deferred for up to 5 years with up to 5 annual payouts. Some of the other current terms provide that (a) Stock Options vest immediately and are exercisable until the earlier of three years from termination or the expiration of the term of the options, (b) Performance Shares continue to the end of the performance cycle; and (c) you would receive a prorated annual bonus for the termination year based on actual results. As part of this letter agreement, the Company agrees that in the event of a termination as defined in this paragraph, unvested Restricted Shares awarded as part of this letter agreement will immediately vest.

OTHER PROVISIONS: It is agreed and understood that you will not talk about, write about or otherwise disclose the terms or existence of this letter or any fact concerning its negotiation or implementation. You may, however, discuss the contents of this letter with your spouse, legal and/or financial counselor.

      This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at AT&T is by mutual consent ("Employment-At-Will"). This means that managers have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason.

      The incentive plans as well as the employee and Senior Management benefit plans, programs and practices as briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans, programs, and practices, as well as other payments referred to in this letter, are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any such plans, programs and practices. All payments and benefits outlined in this letter are subject to the terms of applicable plans, programs and practices. As indicated above, a number of AT&T incentive arrangements and non-qualified pension and benefit plans are subject to non-competition constraints outlined in AT&T's Non-Competition Guideline, ATTACHMENT C to this letter.

      All benefits offered to you under the terms of a benefit plan governed by the Employee Retirement Income Security Act shall be governed exclusively by the terms of the plan. To the extent that this letter contradicts a term of the plan, the terms of the plan shall be deemed controlling.

      By acceptance of this offer, you agree that (1) no trade secret or proprietary information belonging to any previous employer will be disclosed or used by you at AT&T, and that no such information, whether in the form of documents, memoranda,
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J. Polumbo

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software, drawings, etc., will be retained by you or brought with you to AT&T, and (2) you have brought to AT&T's attention and provided it with a copy of any agreement which may impact your future employment at AT&T, including non-disclosure, non-competition, invention assignment agreements or agreements containing future work restrictions. You also understand and agree that AT&T prohibits you from disclosing or using any confidential and proprietary information from your prior employers in the performance of your duties for AT&T.

      By acceptance of this offer, you further understand that these terms shall apply to the Company and its successors. The Company specifically reserves the right to assign the terms of this agreement to any successor, whether the successor is the result of a sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any combination or form thereof. No sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any combination or form thereof by the Company shall be construed as a termination of your employment and will not trigger the Company's obligation to pay severance benefits.

      John, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to AT&T. We look forward to having you join us. If you have any questions, please don't hesitate to call me.

      Your signature below affirms your agreement with the foregoing and confirms specifically that: (i) there are no agreements or other impediments that would prevent you from providing exclusive service to the Company, including but not limited to any non-competition agreement with your former employer; and (ii) you will not disclose or use any confidential and proprietary information from your previous employers in the performance of your duties for AT&T.

      If you agree to the terms and conditions of this offer, please sign as indicated below and return the original to me by September 11, 2001.

                                          Sincerely,


                                          /s/  Mirian M. Graddick-Weir



/s/  John Polumbo                          9/11/2001
-------------------------------           ------------
John Polumbo                                  Date

Attachments
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                                    Exhibit A

              SPECIAL INDIVIDUAL PENSION ARRANGEMENT FOR J. POLUMBO


GENERAL TERMS AND CONDITIONS

- AT&T/BT/JV (collectively, the Company) will establish an individual non-qualified pension arrangement (hereinafter Individual Pension) which, subject to the terms and conditions below, will provide you with a benefit payable from AT&T/BT/JV operating assets upon your retirement

-     Individual Pension applicable during employment by AT&T, JV, or BT

- For departures prior to 7/1/2004 (other than death) and for termination for "cause" (defined), this Individual Pension will be null and void in its entirety.

- In the event of a termination for "disability" (as defined, the Individual Pension accrued to the date of such Termination will be payable in accordance with the terms and conditions set forth below in the "Individual Pension Formula."

- In the event of your death as an active employee after this Agreement is signed by both you and the Company, your surviving spouse or other designated beneficiary will be eligible for a pension under this Individual Pension calculated as provided below.

INDIVIDUAL PENSION FORMULA

- With respect to the amount payable under this Individual Pension at your retirement/Termination, the amount payable will be determined as (a) minus
      (b) below.

            (a) the pension benefits calculated in accordance with the table set forth below:

                                 Percentage of Final 5 Year Average
                                 Total Cash Compensation (Base Pay
                                 Plus Actual annual bonus Paid in
Date of Retirement/Termination   Year)*
Prior to 7/1/2002                10.25
7/1/2002-6/30/2003               12.30
7/1/2003-6/30/2004               14.35
7/1/2004-6/30/2005               16.40

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J. Polumbo

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
7/1/2005-6/30/2006               18.45
7/1/2006-6/30/2007               20.50
7/1/2007-6/30/2008               22.55
7/1/2008-6/30/2009               24.60
7/1/2009-6/30/2010               26.65
7/1/2010-6/30/2011               28.70
7/1/2011-6/30/2012               30.75
7/1/2012-6/30/2013               32.80
7/1/2013-6/30/2014               35.00
7/1/2014-6/30/2015               35.00
7/1/2015 or later                35.00

      * For purposes of this Individual Pension Formula, Total Cash Compensation for years prior to actual Company service and for the first year of employment is assumed to be $520,000 annually, e.g. calculation of this formula at 7/1/99 will be determined as .1025 multiplied by $520,000 or a single life annuity of $53,300 per year

      (b) any pension benefits payable from AT&T/JV/BT, i.e., pension benefits under the AT&T Management Pension Plan (AT&TMPP), AT&T Non Qualified Pension Plan (AT&TNQPP), AT&T Excess Benefit and Compensation Pension Plan (AT&TEBCPP), AT&T Senior Management Long Term Disability and Survivor Protection Plan (AT&TSMLTD&SPP), and any other pension benefits payable under any JV or BT retirement plans

- The payment form for you under this Individual Pension will be the same as the payment form (e.g., single life annuity, joint and 50% annuity, etc.) under the AT&TEBCP based on your actual NCS. Upon your death following your termination, your spouse's or other designated beneficiary's entitlement to a survivor annuity benefit under the Individual Pension will be in accordance with your election under the AT&TMPP and the reduction factor applicable to your Individual Pension amount for the survivor annuity under this Individual Pension will be in accordance with the election you made for your AT&T MPP benefit

DEATH AS ACTIVE EMPLOYEE

- In the event of your death as an active employee, your surviving spouse will be entitled to a survivor benefit under this Individual Pension. The terms and conditions of such benefit shall be in accordance with the terms and conditions set forth in the AT&TNQPP assuming you were eligible to voluntarily terminate under this Individual Pension; such benefit will be offset by any pension payments payable from AT&T under the AT&TMPP,
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J. Polumbo

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      AT&TEBCPP, AT&TNQPP, AT&TMCPP, and AT&TSMLTD&SPP and any JV and BT pension payments which may be applicable

DEFINITIONS

-     For purposes of this Agreement,

- "Cause" shall be defined as follows: (1) conviction (including a plea of guilty or nolo contendere) of a felony or any crime or theft, dishonesty or moral turpitude; or (2) gross omission or gross dereliction of any statutory or common-law duty of loyalty to the Company or (3) violation of AT&T's Code of Conduct.

- "Disability" shall mean termination of your employment with AT&T, BT or the Company with eligibility to receive a disability benefit/allowance under any long-term disability plan of AT&T, BT or the Company.